Exhibit 99.2

Philip Morris International Inc.

2011 Third-Quarter Results Conference Call

October 20, 2011

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2011 third-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the third-quarter 2011 and comparing them with the same period in 2010, unless otherwise stated. References to PMI volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing how we made adjustments to net revenues and OCI for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to Earnings per Share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Welcome ladies and gentlemen. I am extremely pleased to report that we achieved outstanding financial results in the third quarter. Net revenues, excluding currency and acquisitions, increased by 15.7% and adjusted OCI, excluding currency and acquisitions, was 23.7% higher. Finally, adjusted diluted EPS reached $1.37 per share and grew by a remarkable 33.0%, excluding currency. While these results were boosted by relatively easy year-on-year comparisons, in the third quarter, we comfortably surpassed all our mid to long-term currency neutral targets even excluding the whole of our business in Japan, and, year-to-date, we are well within these targets.

(SLIDE 5.)

Our business outlook has further improved since July, fully compensating recent unfavorable currency movements. This has enabled us to narrow our 2011 reported diluted EPS guidance to the upper half of our previous range, namely to $4.75 to $4.80. Compared to our adjusted diluted EPS of $3.87 in 2010, this translates into an improved growth rate excluding currency of approximately 17.5% to 19.0%, well above our mid to long-term currency neutral growth target, and approximately 22.5% to 24.0% at prevailing exchange rates.

(SLIDE 6.)

Our third quarter volume was exceptionally strong. We achieved an organic cigarette volume growth of 4.4%, led by the Asia Region with an increase of 12.6% and EEMA with 4.8%. On a year-to-date September basis, we have achieved organic volume growth of 0.5%.

While there has been a lot of focus on Japan volume, I would like to emphasize that we achieved organic volume growth of 2.3%, excluding Japan, in the third quarter. Furthermore, on a year-to-date basis, the combined increase in our volume in Indonesia and Korea was nearly double that of Japan.

(SLIDE 7.)

Our entire brand portfolio has performed very well. Every single one of our top ten brands achieved volume growth, both in the third quarter and year-to-date, be they international brands such as Marlboro, L&M and Parliament, or leading local brands such as Fortune in the Philippines and Sampoerna A in Indonesia. I would like to highlight the remarkable performance of Parliament, whose volume was up 16.2% in the quarter and 9.9% year-to-date.

(SLIDE 8.)

We are particularly pleased by the improved performance of Marlboro, which is gaining share on a global basis, excluding China and the USA. In the quarter, Marlboro volume increased at double-digit rates in both the Asia and EEMA Regions. On a year-to-date basis, Marlboro has gained 0.3 and 0.5 share points, respectively in these Regions.

Marlboro’s slight share decline in the EU Region reflects the pressure on the premium segment from continued economic difficulties in parts of Southern Europe, as well as a moderate share loss in Germany. However, the brand gained share or was stable notably in Belgium, the Czech Republic, France, Hungary, the Netherlands and Poland.

The share decline in the Latin America & Canada Region masks the superb momentum of Marlboro across the Region and is the result of the over-indexation of Marlboro in Mexico, where industry volume has declined at a double-digit rate since the large tax-driven price increases in December last year.

(SLIDE 9.)

This very good performance is evidenced by significant share gains in the four key Latin American markets of Argentina, Brazil, Colombia and Mexico.

(SLIDE 10.)

Our excellent business momentum is reflected in our strong overall share performance. Year-to-date, our market share in our top 30 OCI markets was up 1.4 share points to 36.3%. In the quarter, we achieved a higher share in a clear majority of these 30 markets for an overall gain of 1.2 share points.

(SLIDE 11.)

On a Regional basis, our results in Asia, the growth engine of our company, were outstanding with net revenues and adjusted OCI, both excluding currency and acquisitions, up 39.1% and 75.1%, respectively. This was driven in particular by Indonesia, Japan, Korea and the Philippines.

We also enjoyed strong performances in the other three Regions. In EEMA, net revenues grew 11.2% and adjusted OCI 13.8%, both excluding currency and acquisitions. In Latin America & Canada, they were up 8.3% and 9.0%, respectively. Our results in the EU improved, with net revenues and adjusted OCI, excluding currency and acquisitions, up 2.2% and 3.1%, respectively.

(SLIDE 12.)

During the third quarter, PMI shipments to Japan reached 16.0 billion units, up 5.1 billion, or 47.1%, compared to the same period last year. The increase reflects the higher market share that we have achieved this year, as well as easy comparisons due to the payback in 2010 of our distributor inventory build-up in the second quarter of last year in anticipation of increased trade and consumer purchases ahead of the October tax-driven price increase.

Our third quarter market share of 27.9% was distorted by competitive trade re-loading following shortages of their products through August. We do not expect shipments to the trade to mirror consumer demand until at least the fourth quarter and possibly only in the first quarter next year. We remain, nevertheless, optimistic that we should be able to retain considerable additional market share. Our confidence is based on our ability to maintain a consumer off-take share in convenience stores, such as Lawson, at a level slightly above 30% in September and early October, after all competitive products were available to consumers again. This compared to a pre-earthquake share in these outlets of around 26%.

The other important element that we expect to be able to confirm in the fourth quarter is the evolution in the total market. We now forecast that industry volume will decrease this year by no more than 15%, a much lower rate of decline than the 20% forecast at the beginning of this year.

(SLIDE 13.)

Our business is also doing extremely well in Indonesia. Industry volume growth in the quarter was well over 10%, driven by increasing consumer purchasing power, limited inflation, higher consumer confidence, and positive demographic trends. Our volume rose 22.5% and our market share reached a record level of 31.2%, a gain of 2.0 share points. This very strong performance was led by Sampoerna A, which increased its market share by 0.9 points to 12.1%. Pricing remains robust and we expect the government to continue to implement plans to simplify the excise tax structure.

All these trends are very encouraging as Indonesia is a very profitable market with significant potential for further growth.

(SLIDE 14.)

Our market share in Russia was up slightly in the quarter through August to 25.8%, behind Parliament in premium, Chesterfield in the mid-price and Bond Street in the low-price segment. Our volume in the third quarter was down 3.5% due to distributor inventory adjustments, as well as the impact on the total market of recent price increases.

During the fourth quarter of this year, we expect the Russian Parliament to approve the new road map for excise taxes on tobacco products. This calls for increases that are higher than originally planned, yet still expected to be manageable, with two steps in 2012.

(SLIDE 15.)

PMI volume in Turkey rose by 21.6% in the third quarter, and our market share reached 45.7%, a gain of 3.9 points, led by Parliament in premium, Muratti in the mid-price and L&M in the low-price segment.

While the market had stabilized so far this year, we expect the recently announced excessive increase in the ad-valorem excise tax rate, along with an ineffective Minimum

Excise Tax, to cause considerable disruption. We will continue, therefore, to vigorously put forward our rational arguments for a more balanced excise tax structure in Turkey.

(SLIDE 16.)

Germany has benefited from more robust market volume trends this year. Total market volume in Germany was actually up 0.3% in the quarter for cigarettes and 3.8% for fine cut, continuing the positive trend of the first half of this year. Our cigarette volume grew by 1.2% in the third quarter and PMI gained 0.3 share points to reach 35.2%, thanks to the continued strong growth of L&M, which remained the fastest growing brand in the market and was able to more than offset the decline of Marlboro. PMI also gained share in the fine cut segment.

Of even greater importance, our profitability has been enhanced by the price increase that we implemented in the second quarter of this year, following the May excise tax increase. The next tax step will take place in January 2012.

(SLIDE 17.)

We have tremendous business momentum in France, where the overall market has remained stable so far this year. In the third quarter, we further increased our market share by 0.4 points to 40.4%, driven by the strong performance of our premium brands, Marlboro and Philip Morris. Furthermore, we achieved market leadership in the fine cut market with a share of 25.2%, thanks to the successful launch into this segment in February this year of Marlboro. The brand reached a 6.8% segment share in the third quarter.

Finally, we have just announced a price increase of €0.30 per pack across our whole cigarette portfolio. This should enhance our profitability going forward.

(SLIDE 18.)

Spain remains a troubled economy with very high unemployment and a difficult tobacco market. Industry cigarette volume is forecast to decline at least 15% in 2011. The pricing situation was resolved in September when we increased our retail prices by €0.25, bringing Marlboro to its previous level of €4.25 per pack and L&M to €3.75. This should enable our profitability to recover.

(SLIDE 19.)

With the temporary exception of Spain, the pricing environment continues to be very favorable. This is highlighted by the $564 million in pricing variance that we achieved in the third quarter this year and the $1.6 billion year-to-date. During 2011, we have implemented or announced price increases in the majority of our key markets, including Australia, Indonesia and the Philippines in Asia; Algeria, Russia, Saudi Arabia and

Ukraine in EEMA; France, Germany, Italy, Poland and Spain in the EU; and finally Argentina, Brazil and Canada in the Latin America & Canada Region.

(SLIDE 20.)

Our outlook on costs remains very favorable. Current tobacco leaf crop prices are stable to slightly declining on a worldwide average basis. Tobacco and direct material cost increases are very moderate and broadly in line with inflation, and are being offset by our continued productivity efforts. We expect to comfortably exceed our $250 million pretax target for cost savings this year.

The combination of strong pricing and limited cost increases has enabled us to continue to grow our superior adjusted OCI margins. On a PMI-wide basis, our adjusted OCI margin, excluding currency and acquisitions, reached 47.3% in the third quarter, a gain of 3.1 points.

(SLIDE 21.)

One reason for the absence of downward pressure on prices in our industry is the important role of excise taxes and the desire of governments to continue to grow revenues. This can be achieved through a judicious combination of reasonable excise tax increases, structural enhancements, and higher prices. There have been improvements in excise tax structures in several markets this year, and some countries have adopted multi-year tax plans, including Germany and Indonesia.

While government deficit financing needs point to renewed pressure on excise taxation as a source of additional revenues, most governments appear to have understood that large, disruptive excise tax increases do not improve revenue-generating capabilities over the mid to long-term. We do, however, expect some countries to seek to generate higher revenues by increasing VAT, which will push prices higher, though this should be manageable. Every year, there are nevertheless still a few governments that continue from time to time to introduce very large and disruptive excise tax increases. As I mentioned, this happened last week in Turkey and additional surprises remain possible, as it is still early in the budget process in many countries.

(SLIDE 22.)

When it comes to plain packaging, we believe that there is no sound evidence that such a regulation would reduce consumption, smoking incidence or youth smoking, or provide any other public health benefit. Indeed, plain packaging would undermine public health objectives by lowering prices and increasing illicit trade. In addition, it would violate intellectual property protections and breach international trade obligations. We, therefore, do not believe that plain packaging regulations should be widely adopted by other governments outside Australia.

Though the proposed Bill has not yet passed the Senate, the Australian Government seems intent on ignoring these adverse consequences and on introducing such a regulation. We are therefore vigorously pursuing several legal avenues to challenge this unreasonable proposal and protect our valuable brands.

(SLIDE 23.)

During the third quarter, our free cash flow increased by $577 million, or 25.6%, to $2.8 billion. Excluding currency, the increase was $363 million, or 16.1%. The increase was driven mainly by our excellent business results. On a year-to-date basis, our free cash flow was up more than $1.6 billion to $9.0 billion.

(SLIDE 24.)

Our confidence in the underlying strength of our business and our ability to continue to generate a growing cash flow is reflected in the 20.3% increase in our dividend that we announced last month.

As of the close on Tuesday, our dividend yield stood at a very attractive level of 4.6%. Since the spin in March 2008, we have increased the dividend by 67%, an achievement that few companies have matched over a period that included a major financial crisis, significant currency fluctuations, and an acute recession.

(SLIDE 25.)

During the third quarter, we spent $1.4 billion to repurchase a further 21.2 million shares. Since the March 2008 spin-off, we have now used over $20 billion to repurchase nearly 400 million shares at an average price of $50.81.

Over the same period, we have paid out over $14 billion in dividends, so in total we have returned nearly $35 billion to our shareholders.

(SLIDE 26.)

In conclusion, PMI had an outstanding third quarter. Organic volume grew by a remarkable 4.4%, with half this growth outside Japan. This was driven by the very strong performance of all our main brands, led by Marlboro and Parliament. Our market share momentum remained very strong. Net revenues and adjusted OCI, excluding currency and acquisitions, were up by 15.7% and 23.7%, respectively. Adjusted diluted EPS, excluding currency, increased by 33.0%. The pricing environment remains very favorable and the vast majority of governments continue to act rationally on excise taxation.

Our business outlook has improved further since July, enabling us to narrow our reported diluted 2011 EPS guidance to the upper half of our previous range, namely to $4.75 to $4.80, this despite recent unfavorable currency movements. Compared to our adjusted diluted EPS of $3.87 in 2010, this corresponds to an improved growth rate of approximately 22.5% to 24.0% at prevailing exchange rates and approximately 17.5% to 19.0%, excluding currency.

And finally, and perhaps most important, we have demonstrated again our focus on shareholder returns and shown our confidence in our bright future with the Board’s decision in September to increase our dividend by a further 20.3%.

(SLIDE 27.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Lausanne.

Thank you again and have a nice day.